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                                                                     EXHIBIT 5.1

                       Orrick, Herrington & Sutcliffe LLP

                                 April 12, 2002

WatchGuard Technologies, Inc.
505 Fifth Avenue South, Suite 500
Seattle, Washington  98104

     Re: Registration Statement on Form S-8 for WatchGuard Technologies, Inc. RapidStream, Inc. 1998 Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel to WatchGuard Technologies, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), that the Company is filing with the Securities and Exchange Commission with respect to 645,896 shares of Common Stock, $.001 par value per share (the "Shares"), issuable under the WatchGuard Technologies, Inc. RapidStream, Inc. 1998 Stock Option Plan (the "Plan").

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

     Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                Very truly yours,


                                /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP